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                     August 10, 2021

       Paul Bozoki
       Chief Financial Officer
       GameSquare Esports Inc.
       65 Queen Street West, Suite 900
       Toronto, Ontario M5H 2M5, Canada

                                                        Re: GameSquare Esports
Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 20-F
                                                            Filed July 30, 2021
                                                            File No. 000-56292

       Dear Mr. Bozoki:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services